UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 4, 2010

ULURU Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-49670	41-2118656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4452 Beltway Drive
Addison, Texas 75001
(Address of principal executive offices) (Zip Code)

(214) 905-5145
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 4, 2010, Renaat Van den Hooff resigned as the President and Chief Executive Officer of ULURU Inc. (the “Company”).  Kerry P. Gray, Chairman of the Company’s Board of Directors, has been appointed by the Board of Directors to also serve as the Company’s President and Chief Executive Officer.

In connection with Mr. Van den Hooff’s departure, the Company and Mr. Van den Hooff have entered into a Separation Agreement (the “Agreement”), dated June 4, 2010 (the “Effective Date”).  Pursuant to the Agreement, the Company will provide certain benefits to Mr. Van den Hooff, including: (i) commencing June 4, 2010 and continuing for a period of eighteen (18) months the Company will pay to Mr. Van den Hooff a payment of $12,500 per month; (ii) on the Effective Date the Company will grant to Mr. Van den Hooff a non-statutory stock option to purchase up to 300,000 shares of the Company’s common stock, which option shall be immediately exercisable in full and at any time and from time to time through June 4, 2015 at a per share exercise price of $0.14 (the closing price of the Company’s common stock as of the Effective Date); (iii) full acceleration of all vesting schedules for all shares of restricted stock of the Company held by Mr. Van den Hooff; and (iv) for a period of eighteen (18) months the Company will maintain and provide coverage under Mr. Van den Hooff’s existing health coverage plan.  The Agreement also provides that Mr. Van den Hooff will serve as a consultant to the Company for up to two full days per month through August 31, 2010.  Mr. Van den Hooff will not be paid for the performance of such consulting services.  The Agreement contains a mutual release of claims and other standard provisions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an Exhibit to a Company filing with the Securities and Exchange Commission.

On June 7, 2010, the Company issued a press release relating to these matters. A copy is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release issued by ULURU Inc., dated June 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULURU Inc.

Date: June 7, 2010	By:	/s/ Terrance K. Wallberg
Terrance K. Wallberg
Vice President and Chief Financial Officer